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                                                                    Exhibit 99.1



Investor Relations Contact:
ir@aladdinsys.com

Media Relations Contact:                             Bruce Freeman
Jennifer Watson, PR Director                         ProLine Communications
pr@aladdinsys.com,  (831) 768-3630                   bfreeman@proline-com.com
http://www.aladdinsys.com/pressroom/                 (973)716-9457


                   ALADDIN SYSTEMS REPORTS 41% SALES INCREASE
                             FOR FIRST QUARTER 2003

WATSONVILLE, CA, MAY. 14, 2003 -- Aladdin Systems Holdings, Inc. (OTC BB: ALHI) today announced financial results for the first quarter of 2003. Net revenues increased 41% to $2 million in the three months ended March 31, 2003 compared to $1.4 million in the same period in 2002. The Aladdin Systems' subsidiary was profitable for Q1 2003 versus a loss in the same period for 2002. The net loss for Aladdin Systems Holdings however, was ($293,706) or ($0.02) per basic and diluted share, due to start up costs for the Aladdin Enterprise Solutions subsidiary.

"Our new Internet and compression products are gaining a foothold in the market and are opening new areas for our sales team," said Jonathan Kahn, CEO of Aladdin Systems Holdings.

Aladdin Systems released the new StuffIt X format for Windows along with better security and safety features in StuffIt Deluxe(R) 8.0. Internet Cleanup(TM) 3.0 also helped customers secure their computer and get rid of Pop-up Web advertisements, and Ten for X(TM): Games, a new product, shipped in Q1 bringing in new revenue for the company.

Aladdin Enterprise Solutions announced its first product offering, AES ActionPoint(TM). This unique Fortune 1000 solution allows management to align business objectives with its IT infrastructure. AES president, Tom Saleh said:
"We recently signed a contract with a major financial information company, and look forward to continuing the growth in this emerging autonomic market."

"We continue to leverage both operating companies' technology and channels," continued Kahn. "But we are cautious about the overall economic picture and remain diligent in controlling costs."

Aladdin Systems Holdings, Inc.: The Leader in Access Management(TM)(OTC BB:
ALHI) Aladdin operates two subsidiaries: Aladdin Systems, Inc. and Aladdin Enterprise Solutions, Inc.

Founded in 1988, Aladdin Systems, Inc. develops and publishes award-winning business and consumer products, including StuffIt(R), the complete compression solution for Windows, Macintosh, Linux and Solaris platforms. Aladdin's software offers a range of solutions to increase user efficiency in the areas of information access, removal, recovery, security and Internet distribution. On the Web: http://www.aladdinsys.com and www.stuffit.com.

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Aladdin Enterprise Solutions' policy-based AES ActionPoint(TM)management solution aligns business objectives with enterprise computing requirements. On the Web: http://www.aladdinenterprise.com

Forward Looking Statements: Any information contained within this news release which is not historical data may be deemed `forward-looking statements.' Factors which could cause actual results to vary materially from the future results covered in such forward-looking statements include competition, business prospects and the management of our growth. Such forward-looking statements are subject to other risks and uncertainties, which are detailed in the Company's filings with the Securities & Exchange Commission.

StuffIt, Ten for X, Internet Cleanup, Spring Cleaning, Easy Uninstall, Zip Magic, and the Aladdin logo are trademarks or registered trademarks of Aladdin Systems, Inc. All other product names are registered trademarks or trademarks of their respective holders.



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FINANCIAL HIGHLIGHTS
                                              First Quarter Ended March 31,
                                             2003                    2002
                                             ----                    ----
     Revenues
       Aladdin Systems                           $2,024,206       $1,431,765
       Aladdin Enterprise Solutions                       -                -
                                           ----------------- ----------------
       Aladdin Systems Holdings                  $2,024,206       $1,431,765

     Net Income (Loss) from Operations
       Aladdin Systems                              101,188        (213,149)
       Aladdin Enterprise                         (392,145)                -
                                           ----------------- ----------------
       Aladdin Systems Holdings                   (290,957)        (213,149)

     Net Income (Loss)
       Aladdin Systems                               98,439        (193,672)
       Aladdin Enterprise                         (392,145)                -
                                           ----------------- ----------------
       Aladdin Systems Holdings                  ($293,706)       ($193,672)

     Earnings Per Share                             ($0.02)          ($0.02)
     Weighted Average Shares                     12,230,272        9,792,635



                                       ###

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